EXHIBIT 5

OPINION OF BORDEN LADNER GERVAIS LLP

[LETTERHEAD OF BORDEN LADNER GERVAIS]

March 18, 2008
file no: 435934-000026

The Board of Directors
Patch International Inc.
Suite 1670, 700 – 2nd Street S.W.
Calgary, AB
T2P 2W1

Attention: Jason Dagenais, Chief Operating Officer

Dear Sirs:

Patch International Inc (the “Company”)
Registration Statement on Form S-4

We have acted as legal counsel for Patch International Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the continuation of the Company from Nevada to the Province of Alberta under the Alberta Business Corporation Act (the “ABCA”). References in this letter to “Patch International (Alberta) Inc.” are to the Company as it will exist upon completion of the continuation under the ABCA.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws, as amended; (d) an Officer’s Certificate executed by Jason Dagenais, Chief Operating Officer of the Company, and (e) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (e) above. In particular, we have reviewed, and express no opinion on, any document (other than the documents listed in (a) through (e) above) that is referred to or incorporated by reference into, the documents reviewed by us.

In rendering this opinion we have assumed that all of the issued and outstanding shares the Company have been validly issued and fully paid and non-assessable under the laws of the State of Nevada. We have further assumed that each of the statements made and certified in the Officer’s Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, upon the effective date of the continuation of the Company under the ABCA, each issued and outstanding share of the Company shall automatically, without any action on the part of the Company or a stock holder, become one validly issued and fully paid and non-assessable issued and outstanding share of Patch International (Alberta) Inc.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent. We further consent to the use of our name wherever appearing in the Registration Statement including under the headings “Material Canadian Income Tax Consequences” and “Legal Matters”, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

BORDEN LADNER GERVAIS LLP

/s/ Borden Ladner Gervais LLP